Exhibit 10.45
March 1, 2005

Jennifer Pratt
974 Cobalt Drive
Tracy, CA 95377

Dear Jennifer,

Rackable Systems, Inc. (“Rackable” or the “Company”) is pleased to offer you the position of Senior Director of Human Resources, reporting to the General Counsel and VP Corporate Development. This letter sets forth the terms of this offer, which we expect you to accept in writing on or before March 2, 2005 for a start date of on or before March 15, 2005.

1.
Base Salary. Your annual base salary shall be $129,000. You will be paid 1/26 of this amount every 2 weeks, or a total of $4,961.54 (gross) less payroll deductions and all required withholding. You shall devote your best efforts and your full business time, business judgment, business skill, knowledge and attention to advancing the business and affairs of Rackable and its affiliates.

2.
MBO Bonus Program. You will be eligible for a quarterly bonus of up to $6,450 (gross) less payroll deductions and all required withholding. Actual bonus amounts will be assessed based upon performance to predetermined written objectives.

3.
Equity position. It will be recommended to the Board of Directors that you be granted a stock option to purchase 25,000 shares of Common Stock under Rackable's Employee Stock Option Plan. The strike price of these options will be determined at the first board meeting after you start date. Your options will be subject to a five year vesting schedule, with vesting to commence as of your start date as an employee under this agreement. Your options shall only vest if you have been continuously employed by Rackable from the Start Date listed below through the applicable option vesting date (e.g., at the end of the first year of employment or the applicable monthly period thereafter as set forth in the next sentence). Under the vesting schedule, your option shares would vest at the rate of 20% upon completion of the first year of employment, with an additional 1.6667% of such shares vesting for each full month of continuous employment completed after the first anniversary. Your options, if approved, shall be granted subject to all of the terms and conditions set forth in a Notice of Grant prepared by Rackable and executed by you and a Stock Option Agreement. The grant of such options shall be conditioned upon the execution of such Notice of Grant.

4.
Severance. Upon the occurrence of both a) a Change of Control and b) anyone of the following within 12 months after the Change of Control; termination without cause, given a position of substantially lesser responsibility, or required to relocate to a facility more than 50 miles from your home; you shall receive a payment equal to three months of your then current base salary. A Change of Control shall mean an exchange of more than 50% of Rackable's equity securities in an acquisition.

5.	Title. In connection with your 2005 year end performance review, management will consider changing your title to Vice President of Human Resources.

Rackable also offers a comprehensive benefits package, including medical, dental and vision coverages, 401(k) Retirement savings plan, EAP, Life/LTD, paid holidays, and thirteen days of PTO as specified by Rackable policy for all employees.

Your employment with Rackable is for no specified term and is “at will,” and may be terminated by you or Rackable at any time, with or without cause or advance notice.

This letter, Rackable's agreement relating to proprietary rights between you and Rackable to be provided by Rackable to you (the “Inventions Agreement”) and, if approved by the Board of Directors, the Notice of Grant and Stock Option

Agreement related to the grant described above set forth the terms of your employment with Rackable and supersede any prior representations or agreements, whether written or oral. It is a condition to this offer and your employment that you execute the Inventions Agreement on or prior to your acceptance of this offer letter. You also must comply with all Rackable policies and rules. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

You agree to treat with confidentiality the terms of this offer and to not disclose or discuss or release any such terms to any person or entity (except your attorney, accountant and other consultants) without the consent of the Board of Directors of the Company. This letter may not be modified or amended, except by a written agreement, signed by the Company and you.

Jennifer, we believe this position will provide you with an excellent opportunity for professional growth, as well as offering you the excitement and rewards of a dynamic and growing company. Rackable feels the single most important factor in our success will be our people. We are confident that the skills and background you bring to us will be instrumental to Rackable's success.

Please keep a copy and return the signed original of this offer letter to Bill Garvey by March 2, 2005. As we've discussed, we look forward to you joining our team and starting on or before March 15, 2005.

Sincerely,

RACKABLE SYSTEMS, INC.

By: /s/ Todd Ford
Todd Ford
EVP Operations and CFO

I agree to and accept this offer of employment with RACKABLE SYSTEMS, INC.

/s/ Jennifer Pratt 3/1/05          3/15/05
Jennifer Pratt                Start Date

RACKABLE SYSTEMS, INC.
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
In consideration of my employment by Rackable Systems, Inc., a Delaware corporation (the "Company"), I hereby agree to the following with respect to my use and development of information and technology of the Company, as more fully set out below.
1.Proprietary Information.

(a)Confidential Restrictions. I agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information (as defined below) that I may have access to during the course of my employment with the Company and will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such information (or remove from the premises any other property of the Company) except (i) during my employment to the extent necessary to carry out my responsibilities as an employee of the Company or (ii) after termination of my employment, as specifically authorized by the President of the Company. I further understand that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by the President of the Company. "Proprietary Information" shall mean all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of the Company (or any affiliate of it that might be formed) or to the Company's customers, suppliers, licensors and other commercial partners unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

(b)Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company's agreement with such third party) without the express written authorization of the President of the Company.

(c)Interference with Business. I hereby acknowledge that pursuit of the activities forbidden by this Section 1(c) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 1, but that proof of such breach would be extremely difficult. To forestall such disclosure, use, and breach, I agree that for the term of this Agreement and for a period of one (1) year after termination of my employment with the Company, I shall not, for myself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any affiliate of it that might be formed) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers; (ii) employ, solicit for employment, or recommend for employment any person employed by the Company (or by any affiliate of it that might be formed) during the period of such person's employment and for a period of one (1) year thereafter; or (iii) engage in any business activity that is or may be competitive with the Company (or any affiliate of it that might be formed). I understand that none of my activities will be prohibited under this Section 1(c) if I can prove that the action was taken without the use in any way of Proprietary Information.

2.Inventions.

(a)Defined; Statutory Notice. I understand that during the term of my employment, there are certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as "Invention Ideas." The term Invention Ideas means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by me alone or with others except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc. I understand that Section 2870(a) provides:
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

(2)Result from any work performed by the employee for the employer.

(b)Records of Invention Ideas. I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that I do not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my period of employment or during the one-year period following termination of my employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.

(c)Assignment. I agree to assign to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining letters patent or other applicable registrations thereon and I will execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest the Company with full title thereto. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by me.

(d)Exclusions. Except as disclosed in Exhibit A, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement.

(e)Post-Termination Period. I acknowledge that because of the difficulty of establishing when any idea, process, invention, etc., is first conceived or developed by me, or whether it results from access to Proprietary Information or the Company's equipment, facilities and data, I agree that any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited, or reduced to practice by me or with my aid within one (1) year after my termination of employment with the Company. I can rebut the above presumption if I prove that the invention, idea, process, etc., is not an Invention Idea as defined in paragraph 2(a). I hereby acknowledge that pursuit of the activities forbidden by this Section 1(e) would necessarily involve the use or disclosure of Proprietary Information in breach of Section 1, but that proof of such breach would be extremely difficult. To forestall such disclosure, use, and breach, I agree that for the term of this Agreement and for a period of two (2) years after termination of my employment with the Company, I shall not, for myself or any third party, directly or indirectly (i) divert or attempt to divert from the Company (or any affiliate of it that might be formed) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers; (ii) employ, solicit for employment, or recommend for employment any person employed by the Company (or by any affiliate of it that might be formed) during the period of such person's employment and for a period of one (1) year thereafter; or (iii) engage in any business activity that is or may be competitive with the Company (or any affiliate of it that might be formed). I understand that none of my activities will be prohibited under this Section 1(e) if I can prove that the action was taken without the use in any way of Proprietary Information.

I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.

3.Former or Conflicting Obligations. During my employment with the Company, I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. I represent that my performance of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I certify that I have no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude me from complying with the provisions hereof. I further certify that during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of such employment.

4.Government Contracts. I understand that the Company has or may enter into contracts with the government under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such government contracts.

5.Termination. I hereby acknowledge and agree that all personal property, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials or copies thereof, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment, belong to the Company and will be promptly returned to the Company upon termination of my employment with the Company. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention Idea. I understand that my obligations contained herein will survive the termination of my employment. In the event of termination of my employment, I agree to sign and deliver to the Company a Termination Certificate in the form attached hereto as Exhibit B.

6.Miscellaneous Provisions.

(a)    Assignment. I agree that the Company may assign to another person or entity any of its rights under this Agreement, including, without limitation, any successor in interest to the Company or its business operations. This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company's successors and assigns.

(b)    Governing Law; Severability. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

(c)    Entire Agreement. The terms of this Agreement are the final expression of my agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement shall constitute the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

(d)    Application of this Agreement. I hereby agree that my obligations set forth in Sections 1 and Section 2 hereof and the definitions of Proprietary Information and Invention Ideas contained therein shall be equally applicable to Proprietary Information and Invention Ideas relating to any work performed by me for the Company prior to the execution of this Agreement.

Date: 3/14/05
/s/ Jennifer Pratt
Signature

Jennifer Pratt
Printed Name

EXHIBIT A

Employee's Prior Inventions

Except as set forth below, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or any claims, rights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement:

EXHIBIT B

TERMINATION CERTIFICATE CONCERNING
PROPRIETARY INFORMATION AND INVENTIONS
This is to certify that I have returned all personal property of the Company, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.
I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any invention, process, or idea, etc. conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my responsibilities or the Company's rights under the Agreement.
On termination of my employment with the Company, I will be employed by [name of new employer] ________________________________________________ [in the ________ division] and I will be working in connection with the following projects:
[generally describe the projects]

Dated:

Signature

Printed Name